TABLE OF CONTENTS
================================================================================

Selected Financial Data                                      3

To Our Shareholders                                          5

Graphs                                                       6

Independent Auditor's Report                                 9

Consolidated Balance Sheet                                   10

Consolidated Statement of Income                             11

Consolidated Statement of Changes in
Stockholders' Equity                                         12

Consolidated Statement of Cash Flows                         13

Notes to Consolidated Financial Statements                   14

Management's Discussion and Analysis
of Financial Condition or Plan of Operation                  26

Selected Quarterly Financial Data                            33

Directors, Officers and Associates                           34

Notice of Availability and
Shareholder Information                                      36

                 [GRAPHIC]

SELECTED FINANCIAL DATA Unaudited

================================================================================

                                                         000S OMITTED, EXCEPT PER SHARE DATA.
                                                         AT OR FOR THE YEAR ENDED DECEMBER 31.


                                              2001         2000         1999         1998         1997

SELECTED FINANCIAL CONDITION DATA:

Assets                                     $ 187,800    $ 133,279    $  91,226    $  65,617    $  60,632
Loans                                        157,106      111,036       71,835       45,085       47,898
Deposits                                     136,618       85,652       64,139       60,529       54,225
Borrowed funds                                39,271       40,252       21,555          491        1,839
Stockholders' equity                          10,798        5,987        4,456        3,893        3,608

SELECTED OPERATIONS DATA:

Interest income                            $  13,521    $   9,712    $   5,871    $   5,021    $   4,738
Interest expense                              (7,168)      (5,057)      (2,407)      (2,048)      (1,916)
                                           ---------    ---------    ---------    ---------    ---------
Net interest income                            6,353        4,655        3,464        2,973        2,822
Provision for loan losses                       (886)        (523)        (300)        (430)         (84)
                                           ---------    ---------    ---------    ---------    ---------
Net interest income after
  provision for loan losses                    5,467        4,132        3,164        2,543        2,738
Other income                                   1,332          896          808          649          650
Other expenses                                (4,686)      (3,379)      (2,801)      (2,745)      (2,746)
Federal income tax expense                      (697)        (534)        (357)        (124)        (224)
                                           ---------    ---------    ---------    ---------    ---------
NET INCOME                                 $   1,416    $   1,115    $     814    $     323    $     418

PER SHARE DATA (1):

Earnings per share                         $    3.12    $    3.57    $    2.63    $    1.04    $    1.35
Book value                                 $   20.56    $   18.20    $   14.38    $   12.55    $   11.63
Dividends per share                        $    0.40    $    0.33    $    0.30    $    0.20    $    0.04
Weighted average shares outstanding          454,486      312,157      309,670      310,577      309,630
Actual shares outstanding                    525,295      329,007      309,772      310,235      310,270

OTHER DATA:

Net interest margin                           4.26 %       4.43 %       5.03 %       5.26 %       5.28 %
Net interest rate spread                      3.61 %       3.76 %       4.41 %       4.62 %       4.60 %
Allowance for loan losses to total loans      0.78 %       0.76 %       0.81 %       0.95 %       0.98 %
Nonperforming loans to total loans            0.52 %       0.13 %       0.11 %       0.38 %       0.24 %
Efficiency ratio                             60.98 %      60.87 %      65.57 %      75.79 %      79.09 %
Return on average assets                      0.90 %       1.00 %       1.05 %       0.51 %       0.72 %
Return on average equity                     15.80 %      22.25 %      19.50 %       8.61 %      11.88 %
Dividend payout ratio                        12.82 %       9.24 %      11.41 %      19.23 %       2.96 %
Average equity to average assets              5.70 %       4.49 %       5.56 %       6.02 %       6.08 %

    (1) Adjusted for the 5-for-4 stock split declared March 24, 2000 and the 2-for-1 stock split declared June 23, 2000.

        [PHOTO]
John Kluck, President                                        TO OUR SHAREHOLDERS
================================================================================

    It is appropriate to review our accomplishments as we close the book on 2001. More importantly, we can look forward and see what is in store for North Bancorp in 2002. Overriding all the business strategies and challenges we face, however, is our renewed sense of what is really important in life. The attacks of September 11, 2001 revitalized a sense of purpose beyond business goals. Our country experienced reinvigorated patriotism that will make us stronger. Our annual report reflects the patriotism that all associates of North Bancorp feel and honors all the men and women who gave, as Abraham Lincoln described, "the last full measure of devotion" to our country.

    Before and after September 11th, we have followed President Bush's call to live our lives, uphold the values of America and participate and remain confident in the American economy. Faced with a weakened economy that forced interest rates down over four percentage points, we were able to achieve record earnings for the year, totaling $1.4 million. Return on average shareholders' equity was 15.80%.

    We addressed many challenges and changes that left us stronger. One of the biggest challenges we faced was to raise capital to support our continuing growth. In June we completed a $4.3 million stock offering. I am grateful to all the existing shareholders who purchased additional shares. Your confidence and support throughout the years have been critical to our success. I also thank and welcome the 350 new shareholders who joined our family. The whole North Bancorp staff works to produce superior returns for our shareholders and I'm confident that you will not be disappointed.

    The growth we experienced also represented a big change. Total assets and gross loans grew 41% in 2001, ending the year at almost $188 million and $157 million, respectively. Our personalized service, based on local decision-making capabilities, has attracted a substantial number of new customers to our bank. Our freedom to innovate, based on our customers' needs, is a tremendous advantage in the local marketplace. We intend to continually improve those services to further capitalize on new opportunities.

    I firmly believe that we are experiencing a change in consumer attitudes toward banking companies. Big banking organizations have developed efficient organizations that are highly profitable. Yet, it is difficult to deliver personalized service to customers when an organization is spread across multi-state geographic areas. The resurgence of community banks is a manifestation of the desire for service tailored to individual needs.

    While we have benefited from this opportunity, we are not standing still. We have taken steps to increase our service capabilities. We installed a digital check imaging system that greatly enhanced our statement rendering, check research, and back-room operating productivity. It also improved our customer service capabilities so that customers can now get copies of checks and deposit statements on the spot. We also acquired a new mainframe computer system, which exponentially increased our growth capacity and decreased computer-processing times. Now, instead of taking three hours for the system to process the business day's transactions, it takes less than 30 minutes. As a result, customers have use of the current day's information sooner. For instance, updated checking account balances for debit card users are transmitted to MasterCard earlier each evening, allowing greater convenience.

    We more than doubled the size of our Aspen Park branch to accommodate increased customer traffic at that location. A full-time lender is now located there, allowing customers a choice of locations when they want to apply for a loan. Whether they apply at our Main Office or the Aspen Park branch, customers can talk face-to-face with the person who has the authority to make a decision. That feature has become scarce with our competitors.

    We are excited about the year ahead. We continue to evaluate other markets in northern Michigan and believe that our operating philosophies will attract similar business development opportunities as in Otsego County. The primary test for any expansion initiative is, as always, its contribution to profitability and shareholder value. Our number one strategic goal is to maximize shareholder value consistent with prudent banking practices. As the year progresses, we will keep you informed about our activities.

    If there is anything in life that is constant, it is change. Many things changed in our country this past year, some for the better, others not so. We should, however, remember what hasn't changed. Our love of country, our values and our freedom endures. I wish all of you a happy and prosperous year in 2002.

                                Very truly yours,

                                /S/ John R. Kluck

                                  John R. Kluck
                      President and Chief Executive Officer


                                   [GRAPHIC]

6

================================================================================
[BAR GRAPH]
                                  TOTAL ASSETS
                              Dollars in thousands

1998                        65,617
1999                        91,226
2000                       133,279
2001                       187,800

          Total assets have increased substantially, as North Bancorp continues to capture market share from competitors.

[BAR GRAPH]
                               EARNINGS PER SHARE
                                Dollars per share

1998                      1.04
1999                      2.63
2000                      3.57
2001                      3.12


     Earnings per share decreased because the 2001 stock offering increased common shares outstanding 60% compared to 2000.

[BAR GRAPH]
                                 DEMAND DEPOSITS
                              Dollars in thousands


1998                      11,342
1999                      11,132
2000                      14,328
2001                      17,964

            The popularity of North Bancorp's Free Checking products
              contributed to 27% average growth the last two years.

[BAR GRAPH]
                              STOCKHOLDERS' EQUITY
                              Dollars in thousands

1998                       3,893
1999                       4,456
2000                       5,987
2001                      10,798

          Stockholders' equity has increased because of the successful completion of our stock offering in 2001 and record profits in the last three years.
[BAR GRAPH]

                                   NET INCOME
                              Dollars in thousands

1998                        323
1999                        814
2000                      1,115
2001                      1,416

     North Bancorp has reported record earnings the last three years through loan growth, asset liability management and operational efficiencies.

[BAR GRAPH]
                                  COMMON SHARES
                                   OUTSTANDING

1998                      310,235
1999                      309,772
2000                      329,007
2001                      525,295

         Common shares outstanding increased 60% since 2000 due to the completion of the stock offering in 2001.

================================================================================
[BAR GRAPH]

                             COMMON STOCK BOOK VALUE
                                Dollars per share

1998                      12.55
1999                      14.38
2000                      18.2
2001                      20.56

           Despite the increased number of common shares outstanding, book value continues to increase.

[BAR GRAPH]

                                EFFICIENCY RATIO
             Ratio of operating expenses to net interest income
                             and non-interest income

1998                      75.79
1999                      65.57
2000                      60.87
2001                      60.98

         The efficiency ratio has improved since 1998. In this case, the lower the ratio the more efficient the company is.

[BAR GRAPH]

                         RETURN ON STOCKHOLDERS' EQUITY
              Percent of net income to average stockholders' equity

1998                       8.61
1999                      19.5
2000                      22.25
2001                      15.8

         Return on stockholders' equity has decreased due to the larger base of capital from the 2001 stock offering.

[BAR GRAPH]

                            ALLOWANCE FOR LOAN LOSSES
                              Dollars in thousands

1998                        427
1999                        580
2000                        843
2001                      1,228

                As North Bancorp has grown, significant resources
                 have been devoted to maintaining an appropriate
                          reserve against loan losses.

[BAR GRAPH]

                               NET INTEREST INCOME
                              Dollars in thousands

1998                      2,973
1999                      3,464
2000                      4,655
2001                      6,353

              The majority of North Bancorp's growth is in the loan
            portfolio, which has helped increase net interest income
                            substantially since 1998.

[BAR GRAPH]

                            PROVISION FOR LOAN LOSSES
                              Dollars in thousands

1998                      430
1999                      300
2000                      523
2001                      886

                  North Bancorp continues to devote additional
                resources for loan loss provisions to ensure that
                 the overall reserve for loan losses grows along
                            with the loan portfolio.

INDEPENDENT AUDITOR'S REPORT

================================================================================

Stockholders and Board of Directors
North Bancorp, Inc. and Subsidiaries
Gaylord, Michigan

    We have audited the accompanying consolidated balance sheet of North Bancorp, Inc. and Subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each year in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of North Bancorp, Inc. and Subsidiaries as of December 31, 2001 and 2000 and the consolidated results of its operations and its cash flows for each year in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.



PLANTE & MORAN, LLP


January 23, 2002
Kalamazoo, MI

10


CONSOLIDATED BALANCE SHEET

================================================================================


                                            000S OMITTED, EXCEPT PER SHARE DATA.
                                                         DECEMBER 31

                                                    2001                2000
ASSETS
Cash and cash equivalents
  Cash and due from banks                         $  5,849            $  3,942
  Federal funds sold                                 1,383                  --
                                                  --------            --------
    Total cash and cash equivalents                  7,232               3,942

Securities available for sale NOTE 2                16,363              10,426
Securities held to maturity NOTE 2                   1,042               2,952
Other securities NOTE 2                              2,334               2,024
Loans NOTE 3                                       157,106             111,036
Less allowance for loan losses NOTE 4                1,228                 843
                                                  --------            --------
    Net loans                                      155,878             110,193

Bank premises and equipment - Net NOTE 6             2,374               1,794
Accrued interest receivable                          1,179               1,011
Other assets                                         1,398                 937
                                                  --------            --------
    TOTAL ASSETS                                  $187,800            $133,279
                                                  ========            ========

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Deposits:
    Noninterest-bearing                           $ 17,964            $ 14,328
    Interest-bearing NOTE 7                        118,654              71,324
                                                  --------            --------
      Total deposits                               136,618              85,652

  Short-term borrowings NOTE 8                       2,139               6,449
  Notes payable NOTE 9                              37,132              33,803
  Accrued interest payable                             371                 341
  Other liabilities                                    742               1,047
                                                  --------            --------
    TOTAL LIABILITIES                             $177,002            $127,292

STOCKHOLDERS' EQUITY
  Common stock, $1 par value:
    Authorized - 3,000,000 at December 31, 2001
      and 500,000 at December 31, 2000
    Issued and outstanding - 525,295 at
      December 31, 2001 and 329,007 at
      December 31, 2000                                525                 329
  Additional paid-in capital                         5,996               2,675
  Retained earnings                                  4,150               2,926
  Accumulated other comprehensive income               127                  57
                                                  --------            --------
    TOTAL STOCKHOLDERS' EQUITY                      10,798               5,987
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $187,800            $133,279
                                                  ========            ========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF INCOME


                                                  000S OMITTED, EXCEPT PER SHARE DATA.
                                                     FOR THE YEAR ENDED DECEMBER 31

                                                      2001        2000         1999

INTEREST INCOME
  Interest and fees on loans                         $12,590     $ 8,889     $ 5,110
  Investment securities:
    Taxable                                              814         740         683
    Tax-exempt                                            99          75          47
  Federal funds sold                                      18           8          31
                                                     -------     -------     -------
    TOTAL INTEREST INCOME                             13,521       9,712       5,871

INTEREST EXPENSE
  Deposits                                             4,722       3,121       2,006
  Borrowings                                           2,446       1,936         401
                                                     -------     -------     -------
    TOTAL INTEREST EXPENSE                             7,168       5,057       2,407
                                                     =======     =======     =======

NET INTEREST INCOME                                    6,353       4,655       3,464
PROVISION FOR LOAN LOSSES NOTE 4                         886         523         300
                                                     -------     -------     -------

NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                            5,467       4,132       3,164

OTHER INCOME
  Service charges on deposit accounts                    447         450         411
  Loan servicing fee                                      54          39          38
  Gain on sale of real estate mortgages
    originated for sale                                  517         105          88
  Gain on sale of available for
    sale securities                                       36          --          19
  Other income                                           278         302         252
                                                     -------     -------     -------
    TOTAL OTHER INCOME                                 1,332         896         808

OTHER EXPENSES
  Salaries, wages and benefits NOTES 12,13 &14         2,197       1,711       1,345
  Occupancy expense                                      185         179         161
  Equipment and data processing expense                  412         311         291
  Advertising and public relations                       136         108          60
  Professional fees                                      260          96         153
  Office supplies and postage                            206         131         125
  Other expenses                                       1,290         843         666
                                                     -------     -------     -------
    TOTAL OTHER EXPENSES                               4,686       3,379       2,801
                                                     =======     =======     =======

INCOME - Before income taxes                           2,113       1,649       1,171
FEDERAL INCOME TAX EXPENSE NOTE 10                       697         534         357
                                                     -------     -------     -------
NET INCOME                                           $ 1,416     $ 1,115     $   814
                                                     =======     =======     =======

BASIC EARNINGS PER SHARE                             $  3.12     $  3.57     $  2.63
                                                     =======     =======     =======

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12

CONSOLIDATED STATEMENT OF
CHANGES IN STOCKHOLDERS EQUITY


                                                                 000S OMITTED, EXCEPT PER SHARE DATA.

                                                                                                ACCUMULATED
                                        NUMBER OF    COMMON        ADDITIONAL       RETAINED        OTHER           TOTAL
                                         SHARES       STOCK      PAID-IN CAPITAL    EARNINGS    COMPREHENSIVE    STOCKHOLDERS'
                                                                                                   INCOME           EQUITY
BALANCE - JANUARY 1, 1999                124,094    $    124         $  2,349       $  1,389    $          31   $        3,893

Net income                                                                               814                               814
Change in net unrealized gain
  on securities available for sale,
  net of tax                                                                                             (154)            (154)
                                                                                                                      --------
TOTAL COMPREHENSIVE INCOME                                                                                                 660

Cash dividend ($0.30 per share) (1)                                                      (93)                              (93)
Stock redemption                            (103)                                         (4)                               (4)
                                         -------    --------         --------       --------         --------         --------
BALANCE - DECEMBER 31, 1999              123,991         124            2,349          2,106             (123)           4,456
Net income                                                                             1,115                             1,115
Change in net unrealized gain
  on securities available for sale,
  net of tax                                                                                              180              180
                                                                                                                      --------
TOTAL COMPREHENSIVE INCOME                                                                                               1,295
Cash dividend ($0.33 per share) (1)                                                     (103)                             (103)
5-for-4 stock split declared
  March 24, 2000                          30,998          31                             (31)                               (0)
Stock redemption of fractional shares       (154)                                         (6)                               (6)
2-for-1 stock split declared
  June 23, 2000                          154,835         155                            (155)
Issuance of common stock,
  net of offering expenses of $42         19,337          19              326                                              345
                                         -------    --------         --------       --------         --------         --------
BALANCE - DECEMBER 31, 2000              329,007         329            2,675          2,926               57            5,987
Net income                                                                             1,416                             1,416
Change in net unrealized gain
  on securities available for sale,
  net of tax                                                                                               70               70
                                                                                                                      --------
TOTAL COMPREHENSIVE INCOME                                                                                               1,486
Cash dividend ($0.40 per share)                                                         (192)                             (192)
Issuance of common stock,
  net of offering expenses of $409       196,288         196            3,321                                            3,517
                                         -------    --------         --------       --------         --------         --------
BALANCE - DECEMBER 31, 2001              525,295    $    525         $  5,996       $  4,150         $    127         $ 10,798
                                         =======    ========         ========       ========         ========         ========


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (1) Adjusted for the 5-for-4 stock split declared March 24, 2000 and the 2-for-1 stock split declared June 23, 2000.

CONSOLIDATED STATEMENT OF CASH FLOWS

================================================================================

                                                                            000S OMITTED.
                                                                      FOR YEAR ENDED DECEMBER 31

                                                                     2001        2000       1999

CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                         $  1,416    $  1,115    $    814
Adjustments to reconcile net income to net
  cash from operating activities:
    Depreciation                                                        237         178         178
    Provision for loan losses                                           886         523         300
    Deferred federal income taxes                                        22           3           6
    Amortization and (accretion) of securities - Net                     55          40          90
    Gain on sale of securities available for sale                       (37)          -         (19)
    Gain (loss) on sale of premises and equipment                        19          (1)         (4)
    Accrued interest receivable and other assets                       (651)       (577)       (278)
    Accrued interest payable and other liabilities                     (311)        (22)        372
                                                                   --------    --------    --------
  NET CASH PROVIDED BY OPERATING ACTIVITIES                           1,636       1,259       1,459

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of securities available for sale                          (14,888)     (1,696)     (5,600)
Proceeds from maturities of securities available for sale             6,376         818       1,360
Proceeds from sale of securities available for sale                   2,667           -       4,290
Purchases of securities held to maturity                               (300)     (1,300)       (350)
Proceeds from maturities of securities held to maturity               2,206         742         765
Purchases of other securities                                          (310)       (875)       (770)
Net increase in loans                                               (46,571)    (39,125)    (26,897)
Purchases of premises and equipment                                    (883)       (485)        (47)
Proceeds from sale of premises and equipment                             47           1          11
                                                                   --------    --------    --------
  NET CASH USED IN INVESTING ACTIVITIES                             (51,656)    (41,920)    (27,238)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits                                             50,966      21,513       3,610
Net change in short-term borrowings                                  (4,310)      1,549       3,525
Proceeds from notes payable                                          16,961      27,012      20,586
Repayment of notes payable                                          (13,632)     (9,864)     (3,047)
Dividends paid to stockholders                                         (192)       (103)        (93)
Stock redemption                                                          -          (6)         (4)
Proceeds from issuance of common stock, net of offering expenses      3,517         345           -
                                                                   --------    --------    --------
  NET CASH PROVIDED BY FINANCING ACTIVITIES                          53,310      40,446      24,577
                                                                   --------    --------    --------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                  3,290        (215)     (1,202)
CASH AND CASH EQUIVALENTS - Beginning of year                         3,942       4,157       5,359
                                                                   --------    --------    --------
CASH AND CASH EQUIVALENTS - End of year                            $  7,232    $  3,942    $  4,157
                                                                   ========    ========    ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year:
INTEREST                                                           $  7,138    $  4,891    $  2,497
FEDERAL INCOME TAXES                                               $    750    $    715    $    (34)


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000.

================================================================================

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Basis of Presentation and Consolidation - The consolidated financial statements include the accounts of North Bancorp, Inc. and its wholly-owned subsidiaries, First National Bank of Gaylord (Bank), and First of Gaylord Financial Services, Inc., collectively referred to as the "Corporation". All significant inter-company transactions and accounts have been eliminated in consolidation.

    Use of Estimates - The accounting and reporting policies of the Corporation and its subsidiaries conform to generally accepted accounting principles. Management is required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates and assumptions. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and deferred tax assets.

    Nature of Operations - First National Bank of Gaylord is engaged in the business of commercial and retail banking. The Bank offers a variety of deposit products, including checking accounts, savings accounts, time deposits, and short-term deposits. The Bank conducts lending activities in the residential and commercial mortgage markets, in the general commercial market and in the consumer installment marketplace. Substantially all loans are secured by business or personal assets. These financial services and products are delivered through its main office and one branch office located in Gaylord, Michigan in Otsego County.

    First of Gaylord Financial Services, Inc. is an investment held to provide insurance services for the Bank.

    Significant Group Concentrations of Credit Risk - Most of the Corporation's activities are with customers located within Michigan. Note 2 discusses the types of securities the Corporation invests in. Note 3 discusses the types of lending that the Corporation engages in. The Corporation does not have any significant concentrations to any one industry or customer.

    Cash and Cash Equivalents - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for a one-day period.

    Securities - Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

    Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

    Loans - The Corporation grants mortgage, commercial and consumer loans to customers. Loans are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the straight-line method.

    The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged- off at an earlier date if collection of principal or interest is considered doubtful.

    All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost- recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

    Allowance for Loan Losses - The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

    A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2001 AND 2000.

================================================================================

determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

   Large groups of homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures.

   Servicing - Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into other expense in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

   Credit Related Financial Instruments - In the ordinary course of business, the Corporation has entered into commitments to extend credit, including commitments under commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.

   Premises and Equipment - Land is carried at cost. Bank premises and equipment are stated at cost, less accumulated depreciation. Depreciation, computed on the straight-line method, is charged to operations over the estimated useful lives of the assets.

   Income Taxes - Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the various temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

   Postretirement Benefits - Postretirement benefits are recognized in the financial statements as earned over the employee's active service period.

   Earnings Per Share - Earnings per share are based on the weighted average number of shares outstanding during each period. The calculated earnings per share and weighted average number of shares have been retroactively adjusted to consider the impact of the stock splits. Weighted average number of shares outstanding totaled 454,486, 312,157, and 309,670 for the years ended December 31, 2001, 2000, and 1999, respectively. The Corporation does not have any dilutive stock plans; therefore, basic and dilutive earnings per share are the same.

   Comprehensive Income - Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

   Reclassification - Certain prior year amounts have been reclassified to conform with current year presentation.

The components of other comprehensive income and related tax effects are as follows (000s omitted):

                                              2001         2000         1999
Unrealized holding gains (losses) on
available for-sale securities                $  142      $   273      $  (214)

Reclassification adjustment for gains
realized in income                               36            -           19
                                             ------      -------      -------

Net unrealized gains (losses)                   106          273         (233)

Tax effect                                       36           93          (79)
                                             ------      -------      -------

Net-of-tax amount                            $   70      $   180      $  (154)
                                             ======      =======      =======

16

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000.


================================================================================

NOTE 2 - SECURITIES

   The amortized cost and estimated fair market values of securities are as follows at December 31, 2001 and 2000 (000s omitted):


                                                                          GROSS           GROSS
                                                          AMORTIZED     UNREALIZED      UNREALIZED   FAIR VALUE
2001                                                        COST          GAINS           LOSSES

AVAILABLE-FOR-SALE SECURITIES:

  U.S. treasury notes                                      $ 5,266      $   106          $     5       $ 5,367
  Obligations of other U.S. government agencies              3,721           64                -         3,785
  Obligations of states and political subdivisions           3,918           21                5         3,934
  Mortgage-backed securities                                 1,652           12                6         1,658
  Corporate                                                  1,613           10                4         1,619

TOTAL AVAILABLE-FOR-SALE SECURITIES                        $16,170      $   213          $    20       $16,363

HELD-TO-MATURITY SECURITIES:

  Obligations of states and political subdivisions         $ 1,042      $    15          $     1       $ 1,056


2000

AVAILABLE-FOR-SALE SECURITIES:

  U.S. treasury notes                                      $ 4,202      $    38          $     1       $ 4,239
  Obligations of other U.S. government agencies              4,297           70                6         4,361
  Obligations of states and political subdivisions           1,042            -                5         1,037
  Mortgage-backed securities                                   799            -               10           789

TOTAL AVAILABLE-FOR-SALE SECURITIES                        $10,340      $   108          $    22       $10,426

HELD-TO-MATURITY SECURITIES:

  Obligations of other U.S. government agencies            $   906      $    29          $     2       $   933
  Obligations of states and political subdivisions           2,046            8                -         2,054

TOTAL HELD-TO-MATURITY SECURITIES                          $ 2,952      $    37          $     2       $ 2,987

The amortized cost and estimated market values of securities at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties (000s omitted).


                                                             AVAILABLE FOR SALE          HELD TO MATURITY

                                                          AMORTIZED     FAIR VALUE    AMORTIZED   FAIR VALUE
                                                            COST                        COST

Due in one year or less                                   $   3,007     $    3,041      $   445   $      450
Due after one year through five years                        10,201         10,359          597          606
Due after five years through ten years                        1,310          1,305            -            -

TOTAL                                                        14,518         14,705        1,042        1,056

Mortgage-backed securities                                    1,652          1,658            -            -

TOTAL                                                     $  16,170     $   16,363      $ 1,042   $    1,056

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000.

NOTE 2 - SECURITIES (CONTINUED)

    Securities with a carrying value of $6,887,000 (market value of $7,024,000) were pledged at December 31, 2001 to secure borrowings from the Federal Home Loan Bank.

    Other securities consist of restricted Federal Home Loan Bank of Indianapolis and Federal Reserve Bank of Chicago stock. These securities are carried at cost, which approximates market.

    Following is a summary of available for sale security sales for the years ended December 31, 2001, 2000, and 1999 (000s omitted):

                                            2001         2000              1999
                                          ------         ----            ------
Gross proceeds                            $2,667            -            $4,290
Gross gains                                   36            -                21
Gross losses                                   -            -                 2
Applicable income tax provision               12            -                 6









NOTE 3 - LOANS

    Certain directors and executive officers of the Corporation, including their associates, were loan customers of the subsidiary bank during 2001 and 2000. Management believes such loans were made in the ordinary course of business and do not involve more than a normal risk of collectibility. The outstanding loan balances for these individuals at December 31, 2001 and 2000 amounted to $1,482,000 and $945,000, respectively. During 2001, $1,214,000 of new loans were made and repayment totaled $677,000. The total unused commitments for these loans were $361,000 at December 31, 2001.

    Major categories of loans in the portfolio are as follows at December 31, 2001 and 2000 (000s omitted):


                                                        2001             2000
Mortgage loans on real estate:
  Residential 1-4 family                              $ 54,694         $ 33,601
  Construction                                          12,434            5,244
  Second mortgages                                       4,166            6,050
  Equity lines of credit                                 1,505            1,339
  Commercial                                            26,193           20,264

Commercial loans                                        17,936           10,585

Consumer installment loans:
  Personal                                              39,823           33,634
  Personal lines of credit                                 355              319

     TOTAL                                            $157,106         $111,036






NOTE 4 - ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses were as follows (000s omitted):



                                            2001        2000              1999
BALANCE - Beginning of year                $   843    $     580         $   427

Provision charged to operations                886          523             300
Loans charged off                             (601)        (332)           (216)
Recoveries of loans charged off                100           72              69

BALANCE - End of year                      $ 1,228    $     843         $   580

18

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000.


================================================================================

NOTE 4 - ALLOWANCE FOR LOAN LOSSES (CONTINUED)

Impaired loans consist of the following (000s omitted):

                                                                                                 2001     2000      1999
As of December 31:
Recorded investment in impaired loans for which there is a related allowance for loan losses   $  442    $  39     $    -
Recorded investment in impaired loans for which there is no related allowance for loan losses      95       18         15

Recorded investment in impaired loans                                                          $  537    $  57     $   15

For the year ended December 31:

Average recorded investment in impaired loans during the year                                  $  132    $  68     $   64
Interest income recognized during the time the loans were impaired                             $    -    $   -     $    -
Interest income recognized using a cash-basis method of accounting
  during the time the loans were impaired                                                      $    -    $   -     $    -



NOTE 5 - MORTGAGE LOAN SERVICING

    Mortgage loans serviced for the Federal Home Loan Mortgage Corporation are not included in the accompanying consolidated balance sheet. The unpaid principal balances of loans serviced for others were $40,035,000 and $19,262,000 at December 31, 2001 and 2000, respectively.

    The balance of mortgage servicing rights included in other assets at December 31, 2001 and 2000 was $393,000 and $160,000, respectively. Included in the gain on sale of real estate mortgages originated for sale, are mortgage servicing rights capitalized of $388,000, $78,000, and $71,000 for the years ended December 31, 2001, 2000, and 1999, respectively. Included in other expenses is amortization of mortgage servicing rights of $155,000, $42,000, and $37,000 for the years ended December 31, 2001, 2000, and 1999, respectively.



NOTE 6 - BANK PREMISES AND EQUIPMENT

    Major classifications of bank premises and equipment are summarized as follows at December 31, 2001 and 2000 (000s omitted):

                                                             ESTIMATED
                                       2001       2000         LIVES

Land                                 $   440    $   440
Land improvements                        323        312    10 - 40 years
Building and building improvements     1,194      1,154     5 - 40 years
Furniture and equipment                1,604      1,236     3 - 20 years

TOTAL                                  3,561      3,142

Less accumulated depreciation         (1,552)    (1,348)

Net                                    2,009      1,794

Construction in process                  365          -

TOTAL                                $ 2,374    $ 1,794

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000.


================================================================================

NOTE 7 - DEPOSITS

    The following is a summary of interest-bearing deposits at December 31, 2001 and 2000 (000s omitted):

                                            2001             2000
NOW accounts                            $    14,029     $     5,716
Savings                                      18,773          15,017
Certificates of deposit:
  $100,000 and over                          26,714          11,098
  Under $100,000                             59,138          39,492

TOTAL INTEREST-BEARING DEPOSITS         $   118,654     $    71,323

    At December 31, 2001, the scheduled maturities of time deposits are as follows (000s omitted):


2002                                                     $ 49,208
2003                                                       20,634
2004                                                       11,341
2005                                                        1,938
2006                                                        2,731

TOTAL                                                    $ 85,852




NOTE 8 - SHORT-TERM BORROWINGS

    The Corporation has a $4,000,000 line of credit available from a bank. This line of credit was restricted for use as a capital investment in First National Bank of Gaylord. Interest is calculated at the bank's prime rate less .50 percent, and is paid monthly. Principal is due at maturity in July 2002. The note is collateralized by 100 percent of the stock of First National Bank of Gaylord. The Corporation had outstanding borrowings under this agreement of $2,139,000 and $3,050,000 at December 31, 2001 and 2000, respectively.

    The Corporation has a $5,000,000 line of credit for short-term borrowings available from the Federal Home Loan Bank of Indianapolis (FHLB). This line is used as a source of short-term liquidity. The interest is computed using a variable interest rate (1.82 percent and 6.30 percent at December 31, 2001 and 2000, respectively) established by the FHLB. The Corporation had outstanding borrowings under this agreement of $0 and $3,399,000 at December 31, 2001 and 2000, respectively. The Corporation has a blanket collateral agreement with FHLB covering certain investment securities and certain qualifying residential mortgage loans owned by the Corporation. The line of credit agreement expires March 1, 2002.



NOTE 9 - NOTES PAYABLE

    The Corporation has various term advances from the FHLB with fixed interest rates ranging from 3.67 percent to 7.56 percent at December 31, 2001, and 5.47 percent to 7.56 percent at December 31, 2000. Maturity dates range from January 2002 to December 2006. Total borrowings under these advances are $37,132,000 and $33,803,000 at December 31, 2001 and 2000, respectively. Interest on these borrowings is payable monthly. The Corporation has a blanket collateral agreement with FHLB covering certain unpledged securities and certain qualifying residential mortgage loans owned by the Corporation.


Maturities of notes payable are as follows as of December 31, 2001 and 2000 (000s omitted):

                                                  2001                  2000
2001                                            $      -              $ 12,761
2002                                              14,461                10,964
2003                                               8,885                 5,557
2004                                               4,875                 3,021
2005                                               5,411                 1,500
2006                                               3,500                     -

TOTAL                                           $ 37,132              $ 33,803

20
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000.


================================================================================

NOTE 10 - INCOME TAXES

    The Corporation and its subsidiaries file a consolidated federal income tax return. The following is a summary of the provision for income taxes for the years ended December 31, 2001, 2000, and 1999 (000s omitted):


                                       2001        2000        1999
Current expense                    $    675     $   532     $   351
Deferred expense                         22           2           6
TOTAL INCOME TAX EXPENSE           $    697     $   534     $   357

The following is a reconciliation of the statutory federal income tax rate to the Corporation's effective tax rate:


                            PERCENT OF PRETAX INCOME
                            YEARS ENDED DECEMBER 31

                                          2001          2000           1999
Income tax at statutory rate              34 %          34 %            34 %
Tax-exempt interest                       (2 %)         (2 %)           --
Other                                      1 %          --              (3 %)

ACTUAL EFFECTIVE TAX RATE                 33 %          32 %            31 %

    The significant components of the Corporation's deferred tax assets and liabilities at December 31, 2001 and 2000 are as follows (000s omitted):

                                                  2001           2000
Deferred tax assets:
  Accrued postretirement benefit cost            $  55          $  38
  Allowance for loan losses                        246            172
  Deferred compensation                             45             36
  Other                                              1              1

TOTAL DEFERRED TAX ASSETS                          347            247

Deferred tax liabilities:
  Fixed assets                                    (104)           (96)
  Mortgage servicing rights                       (133)           (54)
  Net loan fees                                   (142)          (100)
  Other                                             --             (7)
  Unrealized gain on securities
    available for sale                             (66)           (28)

TOTAL DEFERRED TAX LIABILITIES                    (445)          (285)

NET DEFERRED TAX LIABILITY                       $ (98)         $ (38)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000.


================================================================================

NOTE 11 - OFF-BALANCE SHEET ACTIVITIES

    Credit-Related Financial Instruments - The Corporation is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing need of its customers. These financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

    The Corporation's exposure to credit loss is represented by the contractual amount of these commitments. The Corporation follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Corporation, is based on management's credit evaluation of the customer.

    Unfunded commitments under commercial lines of credit and revolving credit lines are commitments for possible future extensions of credit to existing customers. These lines of credit are collateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Corporation is committed.

    At December 31, 2001, and 2000, the following financial instruments were outstanding whose contract amounts represent credit risk (000s omitted):


                                                              CONTRACT AMOUNT
                                                           2001            2000
Commitments to grant loans                            $  10,944        $  5,629
Unfunded commitments under lines of credit                2,044           1,160
Commercial and standby letters of credit                    190             210


    Commercial and standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those letters of credit are primarily used to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The Corporation generally holds collateral supporting those commitments if deemed necessary.

NOTE 12 - RETIREMENT PLAN

    The Corporation has a 401(k) plan that is a defined contribution savings plan for employees. Employer contributions are discretionary and are determined by the Board of Directors. The Corporation matches 100 percent of the participant's first two percent of compensation contributed and 50 percent of the next three percent of compensation contributed. For the years ended December 31, 2001, 2000 and 1999, the expense attributable to this plan was $30,000, $18,000 and $24,000, respectively.

NOTE 13 - DEFERRED COMPENSATION PLAN

    The Corporation has a nonqualified deferred compensation plan with a certain officer, whereby the officer or designated beneficiary will receive approximately $50,000 per year for fifteen years in the event of retirement, disability, or death. The present value of the future benefits will be accrued to the full eligibility date of the officer. The accrued deferred compensation benefit cost at December 31, 2001 and 2000 corresponding to this plan was $132,000 and $106,000, respectively. Expense in the amount of $26,000, $43,000 and $27,000 has been charged to operations for the years ended December 31, 2001, 2000 and 1999, respectively.

    To fund this obligation, the Corporation has purchased insurance on the life of the participating officer with the Corporation as the owner and beneficiary of the policy. The cash surrender value of the life insurance contract totaled $446,000 and $348,000 at December 31, 2001 and 2000, respectively. Income in the amount of $18,000, $12,000, and $9,000 has been earned and recorded for the years ended December 31, 2001, 2000, and 1999 respectively.

NOTE 14 - POSTRETIREMENT HEALTH CARE PLAN

    The Corporation sponsors a defined benefit post-retirement plan that provides post-retirement health care benefits to certain retired directors, current directors, and their spouses. The plan is currently not funded. The expected cost of providing these types of benefits is accrued over the years in which participants' services are provided to the Corporation.

    The accumulated obligation for employee post-retirement benefits attributable to active and retired employees was $163,000 and $116,000 at December 31, 2001 and 2000, respectively. Expenses for these benefits were $86,000, $41,000 and $37,000 for 2001, 2000 and 1999, respectively.

22


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000.


================================================================================

NOTE 15 - FAIR VALUES OF FINANCIAL INSTRUMENTS

    The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Corporation's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Corporation.

    The following methods and assumptions were used by the Corporation in estimating fair value disclosures for financial instruments:

    Cash and Cash Equivalents - The carrying amounts of cash and short-term instruments approximate fair values.

    Securities - Fair values for securities, excluding Federal Home Loan Bank of Indianapolis stock and Federal Reserve Bank of Chicago stock, are based on quoted market prices. The carrying value of Federal Home Loan Bank of Indianapolis stock and Federal Reserve Bank of Chicago stock approximate fair value based on the redemption provisions of the Federal Home Loan Bank of Indianapolis and the Federal Reserve Bank of Chicago.

    Loans Receivable - For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (e.g., one-to-four family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics.

    Fair values for other loans (e.g., commercial real estate and investment property mortgage loans, commercial and industrial loans) are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

    Deposit Liabilities - The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable rate, fixed term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

    Short-term Borrowings - Fair values of the Corporation's short-term borrowings are estimated using discounted cash flow analysis based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

    Notes Payable - The fair values of the Corporation's notes payable are estimated using discounted cash flow analysis based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.


                                                                              2001                           2000
The estimated fair values, and related carrying or notional
amounts, of the Corporation's financial instruments at              CARRYING      ESTIMATED        CARRYING       ESTIMATED
December 31, 2001 and 2000 are as follows (000s omitted):           AMOUNTS       FAIR VALUE       AMOUNTS        FAIR VALUE

FINANCIAL ASSETS:
  Cash and cash equivalents                                         $  7,232      $    7,232      $   3,942       $   3,942
  Securities available for sale                                       16,363          16,363         10,426          10,426
  Securities held to maturity                                          1,042           1,056          2,952           2,987
  Other securities                                                     2,334           2,334          2,024           2,024
  Loans - net                                                        155,878         168,123        110,193         106,978
  Accrued interest receivable                                          1,179           1,179          1,011           1,011

FINANCIAL LIABILITIES:
  Customer deposits                                                  136,618         138,336         85,652          85,516
  Accrued interest payable                                               371             371            341             341
  Short-term borrowings                                                2,139           2,139          6,449           6,449
  Notes payable                                                       37,132          39,113         33,803          33,019

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000.

================================================================================

NOTE 15 - FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

    Accrued Interest - The carrying amounts of accrued interest approximate fair value.

    Off-Balance Sheet Instruments - Fair values for off-balance sheet, credit related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. Fair values for off-balance sheet derivative financial instruments, for other than trading purposes, are based upon quoted market prices, except in the case of certain options and swaps where pricing models are used.

NOTE 16 - REGULATORY MATTERS

    The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

    Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts, and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001 and 2000, that the Corporation and the Bank met all capital adequacy requirements to which they are subject.

    As of December 31, 2001, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risked-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank's category. The Corporation's and the Bank's actual capital amounts and ratios as of December 31, 2001 and 2000 are also presented in the table (000s omitted).



                                                                                                     MINIMUM REQUIRED TO BE
                                                                        MINIMUM REQUIRED FOR         WELL CAPITALIZED UNDER
                                                                          CAPITAL ADEQUACY             PROMPT CORRECTIVE
                                                 ACTUAL                       PURPOSES                  ACTION PROVISIONS
                                          AMOUNT         RATIO         AMOUNT           RATIO          AMOUNT      RATIO

AS OF DECEMBER 31, 2001:
  Total Capital
  (to Risk Weighted Assets)
  Consolidated                          $ 11,860         8.98 %      $ 10,566           8.00 %            n/a          n/a
  First National Bank of Gaylord          13,974        10.59 %        10.556           8.00 %    $    13,195      10.00 %

  Tier 1 Capital
  (to Risk Weighted Assets)
  Consolidated                          $ 10,632         8.05 %      $  5,283           4.00 %            n/a          n/a
  First National Bank of Gaylord          12,796         9.66 %         5,299           4.00 %    $     7,948       6.00 %

  Tier 1 Capital
  (to Average Assets)
  Consolidated                          $ 10,632         6.01 %      $  7,076           4.00 %            n/a          n/a
  First National Bank of Gaylord          12,746         7.20 %         7,081           4.00 %    $     8,851       5.00 %

24


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000.

================================================================================

NOTE 16 - REGULATORY MATTERS                                                       MINIMUM REQUIRED TO BE
         (CONTINUED)                                       MINIMUM REQUIRED FOR    WELL CAPITALIZED UNDER
                                                             CAPITAL ADEQUACY         PROMPT CORRECTIVE
                                               ACTUAL            PURPOSES             ACTION PROVISIONS
                                           AMOUNT   RATIO     AMOUNT   RATIO         AMOUNT    RATIO

AS OF DECEMBER 31, 2000:
  Total Capital
  (to Risk Weighted Assets)
  Consolidated                            $ 6,729   7.34 %    $7,339   8.00 %           n/a        n/a
  First National Bank of Gaylord            9,623  10.49 %     7,339   8.00 %       $ 9,172    10.00 %

  Tier 1 Capital
  (to Risk Weighted Assets)
  Consolidated                            $ 5,886   6.42 %    $3,670   4.00 %           n/a        n/a
  First National Bank of Gaylord            8,780   9.57 %     3,670   4.00 %       $ 5,503     6.00 %

  Tier 1 Capital
  (to Average Assets)
  Consolidated                            $ 5,886   5.28 %    $4,463   4.00 %           n/a        n/a
  First National Bank of Gaylord            8,780   7.87 %     4,463   4.00 %       $ 5,576     5.00 %

NOTE 17 - RESTRICTIONS ON DIVIDENDS, LOANS AND ADVANCES

    Federal banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Corporation.

    Prior approval of the Bank's federal regulator is required if the total dividends declared by the Bank in a calendar year exceed the sum of the net profits of the Bank for the preceding three years, less any required transfers to surplus. In addition, dividends paid by the Bank would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum standards. At December 31, 2001, the Bank's retained earnings available for the payment of dividends was $2,801,000. Accordingly, $10,111,000 of the Corporation's investment in the Bank was restricted at December 31, 2001.

    Loans or advances made by the Bank to the Corporation are generally limited to 10 percent of the Bank's capital stock and surplus. Accordingly, at December 31, 2001, Bank funds available for loans or advances by the Bank to the Corporation amounted to $430,000.

NOTE 18 - PARENT-ONLY FINANCIAL STATEMENTS

    The following represents the condensed financial statements of North Bancorp, Inc. ("Parent") only. The Parent-only financial information should be read in conjunction with the Corporation's consolidated financial statements.

The condensed balance sheet at December 31, 2001 and 2000 is as follows (000s omitted):

                           (Table applies to Note 18)

                                                  2001            2000
Assets
  Cash at subsidiary bank                       $     90         $   159
  Investment in subsidiary                        12,912           8,881
  Other                                                4              79

TOTAL ASSETS                                    $ 13,006         $ 9,119

Liabilities and Stockholders' Equity
  Short-term borrowings                         $  2,139         $ 3,050
  Other                                               69              82
  Stockholders' Equity                            10,798           5,987

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $ 13,006         $ 9,119

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000.


================================================================================

NOTE 18 - PARENT-ONLY FINANCIAL STATEMENTS (CONTINUED)


    The condensed statement of operations for the years ended December 31, 2001, 2000, and 1999 is as follows (000s omitted):

                                                                                      2001       2000         1999
Dividends from subsidiary                                                          $   510      $  342      $  225
Operating expense                                                                      305         199          29

                                                                                    ------      ------      ------
Income - Before income taxes and equity in undistributed net income of subsidiary      205         143         196

Income tax expense                                                                       -           -           -
                                                                                    ------      ------      ------

Income - Before equity in undistributed net income of subsidiary                       205         143         196

Equity in income of subsidiary                                                       1,211         972         618

NET INCOME                                                                         $ 1,416      $1,115      $  814

The condensed statement of cash flows for the years ended December 31, 2001, 2000, and 1999 is as follows (000s omitted):

                                                          2001        2000       1999
CASH FLOWS FROM OPERATING ACTIVITIES

  Net income                                             $ 1,416    $ 1,115    $   814
  Adjustments to reconcile net income to net cash
    from operating activities:
      Equity in undistributed net income of subsidiary    (1,211)      (972)      (618)
      Change in other assets                                  75        (47)        (6)
      Change in other liabilities                            (13)        76          3

      NET CASH PROVIDED BY OPERATING ACTIVITIES              267        172        193

CASH FLOWS FROM INVESTING ACTIVITIES
  Capital downstreamed to subsidiary                      (2,750)    (1,950)    (1,325)

CASH FLOWS FROM FINANCING ACTIVITIES
  Net change in short-term borrowings                       (911)     1,694      1,225
  Dividends paid to stockholders                            (192)      (103)       (93)
  Stock redemption                                             -         (6)        (4)
  Proceeds from issuance of common stock,
    net of offering expenses                               3,517        345          -

      NET CASH PROVIDED BY FINANCING ACTIVITIES            2,414      1,930      1,128

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS         (69)       152         (4)

CASH AND CASH EQUIVALENTS - Beginning of year                159          7         11

CASH AND CASH EQUIVALENTS - End of year                  $    90    $   159    $     7

26

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION OR PLAN OF OPERATION

================================================================================

    The following "Management's Discussion and Analysis of Financial Condition or Plan of Operation" is intended to assist in understanding the results of operations of the Corporation. The information contained in this section should be read in conjunction with the consolidated financial statements and accompanying notes contained in this report.

    The Corporation is not aware of any market or institutional trends, events, or circumstances that will have or are reasonably likely to have a material affect on liquidity, capital resources, or results of operations except as discussed herein. Also, the Corporation is not aware of any current recommendations by regulatory authorities which will have such affect if implemented.

FORWARD LOOKING STATEMENTS

    In addition to historical information, the following "Management's Discussion and Analysis of Financial Condition or Plan of Operation" contains "forward-looking statements" that involve risks and uncertainties. All statements regarding the expected financial position, business, and strategies are forward-looking statements and the Corporation intends for them to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The words "anticipates," "believes," "estimates," "seeks," "expects," "plans," "intends," and similar expressions, as they relate to the Corporation or management, are intended to identify forward-looking statements. Although the Corporation believes that the expectations reflected in these forward-looking statements are reasonable, and have based these expectations on beliefs and assumptions that have been made, these expectations may prove to be incorrect. Important factors that could cause actual results to differ materially from expectations, include, without limitation, the failure of a significant number of borrowers to repay their loans, general changes in economic conditions and interest rates, as well as restrictions imposed by regulations or regulators of the banking industry.

FINANCIAL HIGHLIGHTS

    Total assets increased by $54,521,000 or 41% from December 31, 2000 to December 31, 2001. This increase was primarily the result of an increase in loans of $46,070,000 since December 31, 2000. To fund the loan increase, deposits increased by $50,966,000 since December 31, 2000. Year-to-date consolidated net income was $1,416,000 through December 31, 2001 compared to $1,115,000 for the same period in 2000. Basic earnings per share were $3.12 for the year ended December 31, 2001 compared to $3.57 for the year ended December 31, 2000. The increase in net income accompanied by a decrease in earnings per share was due to a stock offering conducted by the Corporation during the second quarter of 2001.

FINANCIAL CONDITION

    INVESTMENTS
    Total investments, including securities available for sale, securities held to maturity, and other securities, were $19,739,000 at December 31, 2001, as compared to $15,402,000 at December 31, 2000. The increase of $4,337,000, or 28%, is primarily the result of increased cash flows available from deposits exceeding the cash required to fund loans. Held to maturity securities declined to $1,042,000 at December 31, 2001 from $2,952,000 at December 31, 2000.
Investment securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Except in limited situations, securities classified as held to maturity cannot be sold before maturity and still be recorded at amortized cost. The decrease in held to maturity securities was attributable to management's strategy to position a larger portion of the investment securities portfolio as available for sale to increase liquidity and interest rate risk management options. Investment securities provide a source of liquidity as well as a means to diversify the risk inherent in the balance sheet. See Note 2 to the Consolidated Financial Statements included elsewhere in this report for more detail on the investment portfolio.


          FOLLOWING IS A SUMMARY OF THE LOAN MIX AT DECEMBER 31, 2001
                            AND 2000 (000S OMITTED).

                                                   2001                        2000
                                                   Percent of                  Percent of
                                         Amount   Total Loans        Amount   Total Loans
Mortgage loans on real estate
  Residential 1-4 family              $  54,694        34.8 %    $   33,601        30.3 %
  Construction                           12,434         7.9 %         5,244         4.7 %
  Second mortgage                         4,166         2.7 %         6,050         5.5 %
  Equity lines of credit                  1,505         1.0 %         1,339         1.2 %
  Commercial                             26,193        16.7 %        20,264        18.2 %

Commercial loans                         17,936        11.4 %        10,585         9.5 %

Consumer installment loans
  Personal                               39,823        25.3 %        33,634        30.3 %
  Personal lines of credit                  355         0.2 %           319         0.3 %
  TOTAL                               $ 157,106       100.0 %     $ 111,036       100.0 %

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION OR PLAN OF OPERATION


================================================================================

    LOANS AND ALLOWANCE FOR LOANS LOSSES

    The Corporation's loan portfolio increased by $46,070,000, or 41%, from $111,036,000 at December 31, 2000 to $157,106,000 at December 31, 2001. Growth
in the portfolio came from all areas with residential mortgages registering the largest increase. Residential mortgages increased by $21,093,000 or 63% from $33,601,000 at December 31, 2000 to $54,694,000 at December 31, 2001. Commercial
loans secured by real estate increased by $5,929,000 or 29% from $20,264,000 at December 31, 2000 to $26,193,000 at December 31, 2001. Non real estate-related commercial loans increased by $7,351,000 or 69% from $10,585,000 at December 31, 2000 to $17,936,000 at December 31, 2001.

    The Corporation has experienced significant loan growth through a combination of events. First, management has endeavored to structure human and technological resources to provide products and services at a level that competitors may not necessarily provide. Second, management has structured its loan approval procedures and product guidelines to achieve higher customer service objectives without sacrificing quality considerations. Third, various competitors have experienced mergers or restructurings that may have affected their service capabilities in various manners. The Corporation's management believes that its strategies for human and technological resources, loan approval procedures and product development, coupled with competitors' varying situations, created the environment where accelerated loan growth was possible. Management has not relaxed underwriting guidelines, entered new lines of businesses, developed new loan products of a significant nature, or entered new geographic markets. Management's strategy for growth is to offer more personalized service for basic, traditional loan and deposit products.

    As noted on the previous page, while each individual loan portfolio has increased significantly, the overall mix of the loan portfolio has changed only moderately. Loans secured by 1-4 family real estate mortgages represents 34.8% of the loan portfolio at December 31, 2001 compared to 30.3% at December 31, 2000. Loans for construction of 1-4 family residences also increased, from 4.7% of the loan portfolio at December 31, 2000 to 7.9% at December 31, 2001. The proportion of the loan portfolio represented by consumer installment loans declined from 30.3% at December 31, 2000 to 25.3% at December 31, 2001. Management's strategy is to maintain a loan portfolio that is diversified at current proportional levels. While moderate changes to the overall mix of loans will occur, management believes a diversified loan portfolio decreases risk as it relates to economic conditions, the interest rate environment and liquidity risk.

    The Corporation generally places commercial loans on non-accrual status when the loan is past due as to the payment of interest and/or principal in excess of 90 days. The Corporation also places commercial loans on non-accrual status when it deems the collection of such interest unlikely. Loans are returned to a full accrual status when the loan is brought current according to all terms of the loan agreement, all past due principal and interest is paid and the Corporation deems its collateral position adequate to warrant a return to accrual status. Consumer loans are not typically placed on non-accrual status, but written off against the allowance for loan losses when the loan reaches 90 days past due or when full collection is deemed unlikely. Residential mortgage loans in the process of foreclosure are placed on non-accrual status when management determines that collection of all principal and interest owed is unlikely.

    At December 31, 2001, non-performing loans - which include nonaccrual loans and loans 90 or more days past due and still accruing - totaled $826,000. The nonaccrual loans of $513,000 were comprised of eight loans to five customers while the loans 90 or more days past due of $313,000 were comprised of 18 loans. While nonperforming loans have increased from December 31, 2000 to December 31, 2001, management believes the level of such loans is manageable. Management fully expects that diligent servicing of these loans will minimize delinquencies and losses.

    The Corporation had no troubled debt restructurings as of December 31, 2001 and 2000.

    Management is not aware of any potential problem loans which management believes could have a material effect on the Corporation's operating results, liquidity, or capital resources.

       THE FOLLOWING TABLE SHOWS THE DETAIL OF NON-PERFORMING LOANS AS OF
                   DECEMBER 31, 2001 AND 2000 (000S OMITTED).

                                                       2001             2000
Non-accrual loans                                    $    513         $     90
Loans past due 90 or more days                            313               55
                                                     --------         --------
Total non-performing loans                           $    826         $    145
                                                     ========         ========
Total non-performing loans to total loans              0.52 %            0.13 %

28



MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION OR PLAN OF OPERATION


     THE FOLLOWING HIGHLIGHTS THE ALLOCATIONS OF ALLOWANCES FOR LOAN LOSSES
                AS OF DECEMBER 31, 2001 AND 2000 (000S OMITTED).


                                                    2001                         2000
                                           Allowance   Percent of       Allowance   Percent of
                                           for Loan      Total          for Loan      Total
                                            Losses     Allowance         Losses     Allowance
Domestic:
  Commercial loans                         $    352        28.7 %       $    181        21.5 %
  Residential real estate mortgages              37         3.0 %             24         2.8 %
  Consumer loans                                511        41.6 %            449        53.3 %
  Lease financing                                 -         n/a %              -         n/a %
  Foreign                                         -         n/a %              -         n/a %
  Unallocated                                   328        26.7 %            189        22.4 %
  TOTAL                                    $  1,228       100.0 %       $    843       100.0 %


    The allowance for loan losses as a percentage of total loans was .78% at December 31, 2001, compared to .76% at December 31, 2000. The unallocated portion of the allowance for loan losses as a percentage of the entire allowance for loan losses was 27% at December 31, 2001 compared to 22% at December 31, 2000.

    Loan quality is continually and systematically monitored and reviewed by management on a monthly basis. In determining the provision for loan losses, management first determines the estimated allowance for loan losses required for any specifically identified problem loans graded watch, substandard or doubtful. To this, management estimates and adds potential charge-offs using an average of the last five years' historical charge-offs by loan category. Management then may add, at its discretion, a factor to the historical charge-off ratios to adjust for current economic conditions or other factors such as loan delinquencies and the perceived credit risk in the portfolio. The unallocated portion of the allowance for loan losses involves the exercise of judgment by management and reflects various considerations, including management's view that the allowance for loan losses should have a margin that recognizes the imprecision inherent in the process of estimating credit losses. Management increased the unallocated portion of the allowance for loan losses as of December 31, 2001 to $328,000 from $189,000 at December 31, 2000 based upon its perception of weakening economic conditions, and to provide for an additional provision for the rapid increase in loans during the period. Management believes this increase is prudent since many of the recently added loans have not "seasoned" and thus may not be accurately reflected in the estimates using the historical charge-off percentages.

    Management maintains an allowance for loan losses believed to be sufficient to absorb credit losses inherent in the loan portfolio. The allowance for loan losses represents management's estimate of probable loan losses in the portfolio at each balance sheet date and is supported by all available and relevant information. The allowance for loan losses contains provisions for probable losses that have been identified relating to specific borrowing relationships as well as probable losses believed to be inherent in the loan portfolio and loan relationships not specifically identified. Management also takes into consideration the high percentage of residential mortgage loans in the loan portfolio, which generally have a lower risk of loss compared to other types of loans. Management believes that the allowance for loan losses is adequate to provide for estimated probable credit losses inherent in the loan portfolio.

    DEPOSITS
    Total deposits increased $50,996,000, or 60%, from $85,652,000 at December 31, 2000 to $136,618,000 at December 31, 2001. Management has instituted an aggressive campaign to increase the core deposit base from local sources as a means to fund strong loan demand. In addition to obtaining deposits in the Corporation's local market area, out-of-market certificates of deposit were attracted through a national market system. Out-of-market certificates of deposit were the source of a majority of the Corporation's deposit growth. Growth in out-of-market certificates of deposit accounted for 61% of overall deposit growth or $31,111,000. At December 31, 2001 out-of-market certificates of deposit totaled $45,169,000 compared to $14,058,000 at December 31, 2000. Overall, out-of-market certificates of deposit represent 33% of total deposits.

    Local deposit growth, despite continuing efforts to generate more growth, has not reached the same level as loan growth. Management is confident that, over the long-term, local deposit growth will more closely match loan growth. Management attributes lower local deposit growth to customer perceptions that it is inconvenient to switch checking accounts to a new bank. Management plans to continue deposit growth initiatives in the Corporation's local market. Management is also evaluating new branching opportunities as a means of generating additional deposit growth. Management anticipates that the Corporation's reliance on out-of-market certificates of deposit will continue at current levels for the foreseeable future.

    OTHER BORROWINGS
    The Corporation utilizes other sources of funding to accommodate asset growth. The Corporation has a $4,000,000 line of credit from another bank which is secured by the

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION OR PLAN OF OPERATION



Details of the outstanding borrowings of the Corporation as of December 31, 2001 and 2000 are contained in the following table (000s omitted):


                                                     2001                              2000

TYPE                    YEAR MATURES        AMOUNT   AVERAGE RATE        AMOUNT    AVERAGE RATE

Bank Line of Credit             2001            -               -        $ 3,050         9.00 %
                                2002       $2,139          4.25 %              -              -

FHLB Line of Credit             2001            -               -          3,399         6.30 %
                                2002            -          1.82 %              -              -

FHLB Term Advances              2001            -               -         12,761         6.75 %
                                2002       14,461          6.12 %         10,963         6.64 %
                                2003        8,885          5.60 %          5,557         6.42 %
                                2004        4,875          6.46 %          3,022         6.59 %
                                2005        5,411          5.27 %          1,500         6.49 %
                                2006        3,500          5.04 %              -              -



stock of First National Bank of Gaylord. This line is generally renewed on an annual basis and carries interest at the bank's prime rate less 0.50 percent. In addition, the Corporation maintains a $5,000,000 line of credit for short-term liquidity requirements at the Federal Home Loan Bank of Indianapolis (FHLB). The interest rate on this line of credit is variable and changes daily.

    The Corporation has pledged U.S. Treasury securities and U.S. government-sponsored agencies' securities and certain real estate loans as collateral for the line of credit and term advances at the FHLB. As of December 31, 2001, securities with a carrying value of $6,887,000 (market value of $7,024,000) were pledged. Additionally, $52,357,000 of 1-4 family residential mortgage loans and $3,538,000 of real estate loans secured by second mortgages were pledged as collateral to the FHLB.

    CAPITAL
    The Corporation's total stockholders' equity increased $4,811,000 or 80% for the year ended December 31, 2001 to $10,798,000 at December 31, 2001 from $5,987,000 at December 31, 2000. Funds from the stock offering accounted for 73% or $3,517,000 (net of $409,000 in offering expenses) of the increase in stockholders' equity. The remainder of the increase in stockholders' equity came from net income in 2001 (25%, net of cash dividends to stockholders) and 2% from changes in accumulated other comprehensive income.

    To be considered a "well-capitalized" bank by the FDIC, the institution must have a total risk-based capital ratio of at least 10%, a Tier 1 capital ratio of at least 6%, and a leverage ratio of at least 5%, and must not be subject to any written agreement from any regulatory agency requiring it to meet or maintain any specific capital levels. As of December 31, 2001 the Bank was considered well-capitalized. See Note 16 to the Consolidated Financial Statements included elsewhere in this report.

RESULTS OF OPERATIONS

    NET INTEREST INCOME
    Net interest income for the year ended December 31, 2001 totaled $6,353,000 and represented an increase of $1,698,000, or 36%, compared to the same period one year ago. The increase in net interest income was primarily attributable to the increase in the volume of loans; however, this increase was offset by an increase in deposits. The Corporation's net interest margin (on a tax equivalent basis) narrowed from 4.43% for the year ended December 31, 2000 to 4.26% for the year ended December 31, 2001. The net interest margin has been impacted by the current economic conditions as well as the competitive nature of the Corporation's market. The Corporation, along with its competitors, has experienced tighter interest margins as lending rates decreased at a faster pace than deposit and borrowing rates. Interest income from loans represented 93% of total interest income for the year ended December 31, 2001 compared to 92% for the same period in 2000.

    The following table presents the Corporation's consolidated average balances of interest earning assets, interest bearing liabilities, and the amount of interest income or interest expense attributable to each category, the average yield or rate for each category, and the net interest margin for the years ended December 31, 2001, 2000, and 1999 (000s omitted). Average loans are presented net of unearned income and gross of the allowance for loan losses. Interest on loans includes loan fees. Interest income is presented on a tax-equivalent basis.

30


MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION OR PLAN OF OPERATION


================================================================================


                                              2001                           2000                           1999
                                 AVERAGE                          AVERAGE                        AVERAGE
                                 BALANCE      INTEREST     RATE   BALANCE    INTEREST     RATE   BALANCE    INTEREST     RATE
Federal funds sold                 $    493   $     18   3.65 %   $     89   $      8   8.99 %   $    644   $     31   4.81 %
Investment securities-taxable        14,043        814   5.80 %     11,826        740   6.26 %     11,418        683   5.98 %
Investment securities-tax-exempt      2,404        150   6.24 %      1,589        114   7.17 %      1,165         71   6.09 %
Loans, net of unearned income       133,417     12,590   9.44 %     92,438      8,889   9.62 %     56,137      5,110   9.10 %
Total earning assets               $150,357   $ 13,572   9.03 %   $105,942   $  9,751   9.20 %   $ 69,364   $  5,895   8.50 %

Interest bearing deposits          $ 93,674   $  4,722   5.04 %   $ 63,819   $  3,121   4.89 %   $ 51,204   $  2,006   3.92 %
Borrowed funds                       38,595      2,446   6.34 %     29,040      1,936   6.67 %      7,707        401   5.20 %
Total interest bearing             $132,269   $  7,168   5.42 %   $ 92,859   $  5,057   5.45 %   $ 58,911   $  2,407   4.09 %
liabilities

Net interest income                           $  6,404                       $  4,694                       $  3,488

Net interest spread                                      3.61 %                         3.75 %                         4.41 %
Net interest margin                                      4.26 %                         4.43 %                         5.03 %

    The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Corporation's interest income and interest expense during the years indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change (the sum of the prior columns). The changes attributable to the combined impact of volume and rate have been allocated on a proportional basis between changes in rate and volume (000s omitted).


                                                 2001 COMPARED TO 2000          2000 COMPARED TO 1999
                                             INCREASE (DECREASE) DUE TO     INCREASE (DECREASE) DUE TO
                                               RATE     VOLUME      NET       RATE       VOLUME     NET
Federal funds sold                           $    (7)   $    17   $    10   $    15    $   (38)   $   (23)
Investment securities-taxable                    (57)       131        74        32         25         57
Investment securities-tax-exempt                 (16)        52        36        14         29         43
Loans, net of unearned income                   (169)     3,870     3,701       303      3,476      3,779
Total interest earning assets                   (249)     4,070     3,821       364      3,492      3,856

Interest bearing deposits                         99      1,502     1,601       560        555      1,115
Borrowed funds                                  (100)       610       510       142      1,393      1,535
Total interest bearing liabilities                (1)     2,112     2,111       702      1,948      2,650

Increase (decrease) in net interest income   $  (248)   $ 1,958   $ 1,710   $  (338)   $ 1,544    $ 1,206


    PROVISION FOR LOAN LOSSES
    The provision for loan losses charged to operations was $886,000 for the year ended December 31, 2001 as compared to $523,000 for the year ended December 31, 2000. Net charge-offs for the year ended December 31, 2001 totaled $501,000 as compared to $260,000 for the same period of 2000. The increase in the provision for loan losses during the year is the result of the increase in net charge-offs as well as increased loan growth and evidence of adverse economic indicators in the overall economy.

    OTHER INCOME
    Other income increased by $436,000 to $1,332,000 for the year ended December 31, 2001 as compared to

                                                                              31
MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION OR PLAN OF OPERATION


The activity in the allowance for loan losses for the years ended December 31, 2001 and 2000 is presented in the following table (000s omitted):

                                                     2001               2000
Balance - beginning of year                        $   843             $  580
Loans charged-off:
  Commercial loans                                      47                 17
  Real estate mortgage loans                             -                  -
  Consumer loans                                       554                315
    Total charge-offs                                  601                332
Recoveries:
  Commercial loans                                       3                 15
  Real estate mortgage loans                             -                  5
  Consumer loans                                        97                 52
    Total recoveries                                   100                 72
Provision for loan losses                              886                523
Balance - end of year                              $ 1,228             $  843


$896,000 for the year ended December 31, 2000. The increase in other income was primarily due to the increased activity on the sale of real estate mortgage loans originated for sale. The gain on the sale of such loans was $517,000 for the year ended December 31, 2001 as compared to $105,000 for the year ended December 31, 2000. The income recognized in connection with the recording of the mortgage servicing rights asset for these loans sold was $388,000 for the year ended December 31, 2001 as compared to $78,000 for 2000.

    The Corporation generally sells all 15- to 30-year, fixed rate, residential real estate loans it originates and receives a gain on the sale of such loans. In addition, since the loans are sold with servicing retained, the Corporation records the servicing asset at the time the loans are sold. With the decreasing interest rate environment experienced during 2001, activity in mortgage refinancings increased, resulting in increased income to the Corporation. The Bank does, from time to time, hold long-term fixed rate loans for its portfolio. In 2001 a significant amount of long-term fixed rate loans were added to the portfolio. Management, therefore, developed appropriate funding and pricing strategies.

    OTHER EXPENSE
    Other expenses increased by $1,307,000 to $4,686,000 for the year ended December 31, 2001 as compared to $3,379,000 for the year ended December 31, 2000. Personnel costs increased by $486,000, or 28%, to $2,197,000 for the year ended December 31, 2001 as personnel was added to support the Corporation's continued growth. Equipment and data processing expense increased by $101,000 to $412,000 for the year ended December 31, 2001 as compared to the same period in 2000; this increase related to increases in depreciation expense and equipment repairs and maintenance and the acquisition of a new digital check imaging system to handle increased transaction volume. Professional fees increased by $164,000 to $260,000 for the year ended December 31, 2001 as compared to $96,000 a year ago; this increase is attributable to increased legal and accounting requirements connected with the various requirements associated with Securities and Exchange Commission reporting. Office supplies and postage increased by $75,000 to $206,000 for the year ended December 31, 2001 as compared to $131,000 a year ago. This increase, along with other such increases, are due to the overall growth of the Corporation.

    FEDERAL INCOME TAX EXPENSE
    The provision for federal income tax was 33% of pretax income for the year ended December 31, 2001 as compared to 32% for 2000.

    The difference between the effective tax rates and the federal corporate income tax rate of 34% is primarily due to tax-exempt interest earned on investments and loans.

    NET INCOME
    Net income totaled $1,416,000 for the year ended December 31, 2001 as compared to $1,115,000 for 2000. Basic earnings per share totaled $3.12 for the year ended December 31, 2001 as compared to $3.57 for the year ended December 31, 2000. Per share earnings were affected by additional stock issued in the second quarter of 2001. The Corporation does not have any dilutive stock plans; therefore, basic and dilutive earnings per share are the same.

32


MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION OR PLAN OF OPERATION


================================================================================

LIQUIDITY

    At December 31, 2001, the Corporation held cash and cash equivalents of $7,232,000 and $16,363,000 of the Corporation's investment securities were classified as available for sale. The amortized cost of the available for sale securities was less than the fair value at year-end, primarily as the result of decreasing interest rates, which resulted in an unrealized gain within the investment portfolio. Management does not believe the sale of any of the Corporation's securities would materially affect the overall financial condition of the Corporation.

    The primary impact of inflation on the Corporation's operations is increased asset yields, deposit costs and operating overhead. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than they would on non-financial companies. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. The effects of inflation can magnify the growth of assets and if significant, require that equity capital increase at a faster rate than would otherwise be necessary.

    Managing rates on interest earning assets and interest bearing liabilities focuses on maintaining the net interest margin, an important factor in earnings growth and stability. Emphasis is placed on maintaining a controlled rate sensitivity position, to avoid wide swings in margins and to manage risk due to changes in interest rates.

    The following table shows the maturity and repricing distribution of the Corporation's interest earning assets and interest bearing liabilities at December 31, 2001 (000s omitted). The table displays the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio (i.e., interest rate sensitive assets divided by interest rate sensitive liabilities), and the cumulative interest rate sensitivity gap ratio.

                                                           AFTER 3       AFTER 1 YEAR
                                             WITHIN 3     MONTHS BUT     BUT WITHIN 5        OVER 5 YEARS        TOTAL
                                              MONTHS    WITHIN 1 YEAR       YEARS

INTEREST-EARNING ASSETS:
  Loans                                     $  13,548      $  14,451         $  68,968        $  60,139        $ 157,106
  Investments                                     823          2,630            11,854            4,239           19,546
  Federal Funds Sold                            1,383             --                --               --            1,383
                                            ---------      ---------         ---------        ---------        ---------
  Total interest-earning assets             $  15,754      $  17,081         $  80,822        $  64,378        $ 178,035
INTEREST-BEARING LIABILITIES:
  Interest-bearing demand                   $      --      $   3,507         $      --        $  10,522        $  14,029
  Savings and money market                      1,877          4,693             1,877           10,326           18,773
  Time deposits < $100,000                      6,398         29,340            23,400               --           59,138
  Time deposits > $100,000                      3,340         10,130            13,244               --           26,714
  Short-term borrowings                            --          2,139                --               --            2,139
  Notes payable                                 3,792         10,669            22,671               --           37,132
                                            ---------      ---------         ---------        ---------        ---------
  Total interest-bearing liabilities        $  15,407      $  60,478         $  61,192        $  20,848        $ 157,925
PERIOD:
  Rate sensitive assets (RSA)               $  15,754      $  17,081         $  80,822        $  64,378
  Rate sensitive liabilities (RSL)             15,407         60,478            61,192           20,848
                                            ---------      ---------         ---------        ---------
  Interest rate sensitivity GAP (RSA-RSL)   $     347      $ (43,397)        $  19,630        $  43,530
                                            =========      =========         =========        =========
  Interest rate sensitivity GAP ratio            1.02           0.28              1.32             3.09
CUMULATIVE:
  Rate sensitive assets (RSA)               $  15,754      $  32,835         $ 113,657        $ 178,035
  Rate sensitive liabilities (RSL)             15,407         75,885           137,077          157,925
                                            ---------      ---------         ---------        ---------
  Interest rate sensitivity GAP (RSA-RSL)   $     347      $ (43,050)        $ (23,420)       $  20,110
                                            =========      =========         =========        =========
  Interest rate sensitivity GAP ratio            1.02           0.43              0.83             1.13

SELECTED QUARTERLY FINANCIAL DATA Unaudited

================================================================================

                                          000S OMITTED, EXCEPT PER SHARE DATA.
                                                 FOR THE QUARTERS ENDED

                                    MARCH 31    JUNE 30    SEPTEMBER 30     DECEMBER 31
2001
SELECTED OPERATIONS DATA:
  Interest income                   $ 2,961    $ 3,366         $ 3,495         $ 3,699
  Interest expense                   (1,676)    (1,792)         (1,833)         (1,867)
                                    -------    -------         -------         -------
  Net interest income                 1,285      1,574           1,662           1,832
  Provision for loan losses             (99)      (256)           (224)           (307)
                                    -------    -------         -------         -------
  Net interest income after
    provision for loan losses         1,186      1,318           1,438           1,525

  Other income                          294        333             268             437
  Other expenses                       (978)    (1,148)         (1,115)         (1,445)
  Federal income tax expense           (182)      (143)           (199)           (173)
                                    -------    -------         -------         -------
  Net income                        $   320    $   360         $   392         $   344
                                    =======    =======         =======         =======
PER SHARE DATA:

  Earnings per share                $  0.88    $  0.84         $  0.75         $  0.65
  Dividends per share                  0.10       0.10            0.10            0.10

STOCK PRICE DATA:

  Number of shares traded               334      1,074           3,500              70
  Average price per share           $ 19.50    $ 19.75         $ 25.00         $ 23.00

2000
SELECTED OPERATIONS DATA:
  Interest income                   $ 1,942    $ 2,279         $ 2,604         $ 2,887
  Interest expense                     (939)    (1,163)         (1,397)         (1,558)
                                    -------    -------         -------         -------
  Net interest income                 1,003      1,116           1,207           1,329
  Provision for loan losses             (84)      (121)           (134)           (184)
                                    -------    -------         -------         -------
  Net interest income after
    provision for loan losses           919        995           1,073           1,145

  Other income                          184        261             203             248
  Other expenses                       (767)      (834)           (856)           (922)
  Federal income tax expense           (120)      (152)           (127)           (135)
                                    -------    -------         -------         -------
  Net income                        $   216    $   270         $   293         $   336
                                    =======    =======         =======         =======
PER SHARE DATA (1):

  Earnings per share                $  0.70    $  0.87         $  0.95         $  1.05
  Dividends per share                  0.10       0.13              --            0.10

STOCK PRICE DATA (1):

  Number of shares traded             3,122      1,310            none           1,000
  Average price per share           $ 13.50    $ 16.83             n/a         $ 17.50


(1) Adjusted for the 5-for-4 stock split declared March 24, 2000 and the 2-for-1 stock split declared June 23, 2000. Stock price data are based upon sales which have come to the attention of the Corporation's management. Because shares are sold infrequently, and not on any exchange, the data shown are not necessarily an accurate reflection of the true market value. Shares may also have been sold in transactions, the price and terms of which are not known to the Corporation.

34
                         North Bancorp, Inc. Directors


                 [PHOTO]
            MATTHEW H. NOWICKI
                 Chairman
    President, M & M Excavating, Inc.

                 [PHOTO]
               FRED T. BURNS
President, Burns Plumbing & Heating, Inc.

                  [PHOTO]
             CLARE R. COLWELL
Vice President and Commercial Loan Manager,
        Ionia County National Bank

                 [PHOTO]
           KEITH HARDIN GORNICK
    President, Otsego Club and Resort

                 [PHOTO]
             LARRY B. HIGGINS
President, H & H Tube Manufacturing, Inc.

                 [PHOTO]
            DOUGLAS C. JOHNSON
   President, Mid-North Printing, Inc.

                  [PHOTO]
               JOHN R. KLUCK
  President and Chief Executive Officer,
            North Bancorp, Inc.


                    FIRST NATIONAL BANK OF GAYLORD OFFICERS

                                  JOHN R. KLUCK
                      President and Chief Executive Officer

                               WILLIAM A. KIRSTEN
                             Senior Vice President &
                            Chief Financial Officer

                                STEVEN D. RIOZZI
                             Senior Vice President &
                             Senior Lending Officer

                               KATHERINE L. TASKEY
                           Vice President, Operations

                                 SHERRI K. QUAY
                           Vice President, Mortgages

                                 SUSAN A. NORRIS
                                 Vice President,
                          Information Systems Manager

                                 JANET M. LUCZAK
                           Vice President, Mortgages

                                 KEITH E. KENNEY
                             Vice President, Lending

                               ELIZABETH A. MENCH
                          Business Development Officer

                                 MARY C. FITZEK
                            Branch Operations Officer

                              MARILYN A. COUSINEAU
                                  Loan Officer

                                CORENNE M. CHING
                               Collections Officer

                          NORTH BANCORP, INC. OFFICERS

                                  JOHN R. KLUCK
                     President and Chief Executive Officer

                               WILLIAM A. KIRSTEN
                              Senior Vice President

                                STEVEN D. RIOZZI
                              Senior Vice President

                   FIRST NATIONAL BANK OF GAYLORD ASSOCIATES


Debra Altman
Pam Awrey
Crystal Babcock
Betty Ballou
Kathleen Barajas
Brad Berlin
Nancy Bottomley
Stephanie Brennan
Ashley Burill
Amanda Caroen
Shannon Chesner
Michelle Church
Charlotte Cross
Shannon Cruse
Diane Dobrosielski
Elaine Dobrzelewski
Eleanor Fleetwood
Renee Flickinger
Sally Gapinski
Janet Harrison
Desi Hebel
Danielle Johnson
Chris Kasper
Cynthia Kirsten
Pamela Koronka
Sandy Kroll
Lowell Kussrow
Julia Kwapis
Terry Lake
Marcia Leitelt
Karen Meteer
Kathi Mills
Kathy Muzyl
Amy Palmer
Kera Platte
Cindee Polena
Linda Popp
Maria Renkiewicz
Shannon Richardson
Leeann Roemer
Renee Rudel
Jack Samkowiak
Bonnie Shunatona
Kim Smith
Kim Stuart
Katie Walcott
Ken Williamson
Carol Wonderly
Melissa Valdez
Polly Zanger


                               DIRECTORS EMERITI


Victor Borowiak
Walter Drzewiecki
Conrad Schaffer
Robert Weaver
Willis Wegmeyer



                                   [GRAPHIC]

36



NOTICE OF AVAILABILITY

================================================================================

A copy of North Bancorp, Inc.'s SEC Form 10-KSB, including financial statements and financial statement schedules, may be obtained without charge by submitting a written request to:

                               WILLIAM A. KIRSTEN
                Senior Vice President and Chief Financial Officer

                              NORTH BANCORP, INC.
                                  P.O. BOX 310
                               GAYLORD, MI 49734




SHAREHOLDER INFORMATION

================================================================================

The Corporation's common stock is traded primarily in Michigan. There is no formal market for the stock. At December 31, 2001, the Corporation had approximately 777 shareholders of record.

          First National Bank of Gaylord's capital management policy allows for cash dividends to be paid to the Corporation. The Corporation is primarily dependent upon dividends from the Bank for funds to pay dividends on common stock to its shareholders. See Note 17 to the
      Corporation's consolidated financial statements appearing elsewhere in this Annual Report for information concerning regulatory restrictions on dividends paid by the Bank to the Corporation.

          The number of shares traded, average price per share, and amount and frequency of dividends declared by the Corporation for each quarter during the years ended December 31, 2001 and 2000 are contained in the table captioned "Selected Quarterly Financial Data" appearing elsewhere in this Annual Report.